Exhibit 10.5

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This AGREEMENT (“AGREEMENT”) is made on this 2nd day of April, 2012, by and between THE BOARD OF REGENTS (“BOARD”) of THE UNIVERSITY OF TEXAS SYSTEM (“SYSTEM”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER (“UTMDACC”), a member institution of SYSTEM, and INTERTECH BIO CORPORATION, a Texas corporation having a principal place of business located at 3910 Cypress Creek Parkway, Suite 100, Houston, Texas 77068 (“LICENSEE”).

RECITALS

A.	BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS, as defined below, related to LICENSED SUBJECT MATTER, developed at UTMDACC.

B.	BOARD, through UTMDACC, desires to have BOARD’s rights in the LICENSED SUBJECT MATTER developed in the LICENSED FIELD and used for the benefit of LICENSEE, BOARD, SYSTEM, UTMDACC, the inventor(s), and the public as outlined in BOARD’s Intellectual Property Policy.

C.	LICENSEE wishes to obtain a license from BOARD under BOARD’s rights to practice the LICENSED SUBJECT MATTER.

D.	LICENSEE understands that the University of Miami and/or Theodore Lampidis claims or may claim an ownership interest in the technologies listed in Exhibit II as a result of co-inventorship by Theodore Lampidis, an employee of University of Miami. LICENSEE understands and agrees that BOARD does not represent the University of Miami or Theodore Lampidis, and that the license granted pursuant to this AGREEMENT is strictly limited to the BOARD’s rights in the LICENSED SUBJECT MATTER and does not include the rights of University of Miami or Theodore Lampidis, if any.

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NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I.       EFFECTIVE DATE

1.1	This AGREEMENT is effective as of the date written above, which is the date the AGREEMENT is fully executed by all parties (“EFFECTIVE DATE”).

II.       DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1	AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

2.2	INVESTIGATIONAL NEW DRUG APPLICATION means (a) the submission made to the FDA to receive approval to conduct a clinical investigation with an investigational new drug that is subject to 21 C.F.R. § 312 or any future revisions or substitutes thereof; or (b) a similar submission to the applicable regulatory agency in any national jurisdiction other than the United States.

2.3	LICENSED FIELD means all fields of use.

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2.4	LICENSED PRODUCTS means any product or service sold by LICENSEE, its AFFILIATES, or their sublicensees comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

2.5	LICENSED SUBJECT MATTER means inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within LICENSED FIELD.

2.6	LICENSED TERRITORY means worldwide.

2.7	MARKET APPROVAL means the regulatory approval necessary to market and sell a LICENSED PRODUCT in a country.

2.8	NET SALES means the gross revenues received by LICENSEE, its AFFILIATES, or their sublicensees from a SALE less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by LICENSEE, its AFFILIATES, or their sublicensees in their official books and records in accordance with generally accepted accounting practices and consistent with their published financial statements and/or regulatory filings with the United States Securities and Exchange Commission.

2.9	PATENT RIGHTS means BOARD’s rights in the information or discoveries described in invention disclosures, or claimed in any patents and/or patent applications, whether domestic or foreign, as identified in Exhibits I and II attached hereto, and all divisionals, continuations, continuations-in-part (to the extent the claims of such continuations-in-part are entitled to claim priority to the aforesaid patents and/or patent applications identified in Exhibits I and II), reissues, reexaminations or extensions of the patents and/or patent applications identified in Exhibits I and II, and any letters patent, domestic or foreign that issue thereon. It is understood and agreed that PATENT RIGHTS are limited to BOARD’S rights only and do not include the rights, if any, that the University of Miami and/or Theodore Lampidis may have in the technologies listed in Exhibit II.

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2.10	PHASE I STUDY means: (a) that portion of the FDA submission and approval process which provides for the first introduction into humans of a product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action as more fully defined in 21 C.F.R. § 312.21(a) or equivalent in a foreign country; or (b) a similar clinical study in any national jurisdiction other than the United States.

2.11	PHASE II STUDY means: (a) that portion of the FDA submission and approval process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of a product for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes thereof; or (b) a similar clinical study in any national jurisdiction other than the United States.

2.12	PHASE III STUDY means: (a) that portion of the FDA submission and approval process in which expanded clinical trials are conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of a product, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes thereof; or (b) a similar clinical trial in any national jurisdiction other than the United States.

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2.13	NEW DRUG APPLICATION means: (a) the submission made to the FDA to receive MARKET APPROVAL, as more fully defined by 21 C.F.R. § 314.50 or any future revisions or substitutes thereof; or (b) a similar submission to the applicable regulatory agency in any national jurisdiction other than the United States.

2.14	SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE, an AFFILIATE or a ROYALTY-FREE PRACTITIONER. As used herein, “ROYALTY-FREE PRACTITIONER” means UTMDACC and the following individuals: Charles Conrad Jr., M.D. and Sigmund H. Hsu, M.D. (“PHYSICIAN INVENTORS”), and any partner or associate who practices medicine with one or more of the PHYSICIAN INVENTORS, but with respect to such partner or associate, only for such time as he/she is engaged in a bona fide medical practice with one or more of the PHYSICIAN INVENTORS.

2.15	TECHNOLOGY RIGHTS means the BOARD’s rights in any technical information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data created by the inventor(s) listed in Exhibits I and II (excluding Theodore Lampidis) at UTMDACC before the EFFECTIVE DATE, which are not claimed in PATENT RIGHTS but that are necessary for practicing PATENT RIGHTS. It is understood and agreed that TECHNOLOGY RIGHTS are limited to BOARD’s rights only and do not include the rights, if any, that the University of Miami and/or Theodore Lampidis may have in the technologies listed in Exhibit II.

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III.       LICENSE

3.1	BOARD, through UTMDACC, hereby grants to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to the BOARD’s undivided interest in the PATENT RIGHTS and TECHNOLOGY RIGHTS to manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD. This grant is subject to Sections 14.1, 14.2, 14.3 and 14.4 hereinbelow, the payment by LICENSEE to UTMDACC of all consideration as provided herein, the timely payment of all amounts due under any related sponsored research agreement between UTMDACC and LICENSEE in effect during this AGREEMENT, and is further subject to the following rights retained by BOARD and UTMDACC to:

(a)	Publish the general scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of ARTICLE XI—Confidential Information and Publication; and

(b)	Use LICENSED SUBJECT MATTER for research, teaching, patient care, and other academically-related purposes; and

(c)	Transfer LICENSED SUBJECT MATTER to academic or research institutions for non-commercial research use.

3.2	LICENSEE may extend the license granted herein to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE agrees to deliver such contract to UTMDACC within thirty (30) calendar days following execution thereof

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3.3	LICENSEE may grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that LICENSEE is responsible for its sublicensees relevant to this AGREEMENT, and for diligently collecting all amounts due LICENSEE from sublicensees. If a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its best reasonable efforts to collect all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

3.4	LICENSEE must deliver to UTMDACC a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) calendar days after execution, modification, or termination.

3.5	If this AGREEMENT is terminated pursuant to ARTICLE XIII-Term and Termination, BOARD and UTMDACC agree to accept as successors to LICENSEE, existing sublicensees in good standing at the date of termination provided that each such sublicensee consents in writing to be bound by all of the terms and conditions of this AGREEMENT.

IV.       CONSIDERATION, PAYMENTS AND REPORTS

4.1	In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE agrees to pay UTMDACC the following:

(a)	All out-of-pocket expenses incurred by UTMDACC in filing, prosecuting, enforcing and maintaining PATENT RIGHTS, and all such future expenses incurred by UTMDACC, for so long as, and in such countries as this AGREEMENT remains in effect. UTMDACC will invoice LICENSEE after the AGREEMENT has been fully executed by all parties for expenses incurred as of that time and on a quarterly basis thereafter. The invoiced amounts will be due and payable by LICENSEE within thirty (30) calendar clays of invoice; and

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(b)	A nonrefundable license documentation fee in the amount of $80,000. This fee will not reduce the amount of any other payment provided for in this ARTICLE IV, and is due and payable to UTMDACC as follows: (a) $50,000 within thirty (30) calendar days after the AGREEMENT has been fully executed by all parties and LICENSEE has received an invoice for the amount from UTMDACC; and (b) $30,000 within six (6) months after the AGREEMENT has been fully executed by all parties; and

(c)	A nonrefundable annual maintenance fee (“Annual Maintenance Fee”) due and payable (without invoice) within thirty (30) calendar days of each anniversary of the EFFECTIVE DATE. The amount of the Annual Maintenance Fee shall be calculated as set out below.

(1)       LICENSEE shall pay UTMDACC $10,000 within thirty (30) calendar days of the first anniversary of the EFFECTIVE DATE.

(2)       LICENSEE shall pay UTMDACC $20,000 within thirty (30) calendar days of the second anniversary of the EFFECTIVE DATE.

(3)       LICENSEE shall pay UTMDACC $40,000 within thirty (30) calendar days of the third anniversary of the EFFECTIVE DATE.

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(4)       LICENSEE shall pay UTMDACC $60,000 within thirty (30) calendar days of the fourth anniversary of the EFFECTIVE DATE.

(5)       LICENSEE shall pay UTMDACC $80,000 within thirty (30) calendar days of the fifth anniversary of the EFFECTIVE DATE.

(6)       LICENSEE shall pay UTMDACC $100,000 within thirty (30) calendar days of the sixth anniversary and each and every anniversary thereafter of the EFFECTIVE DATE.

(7)       The Annual Maintenance Fee no longer shall be due following the first SALE of a LICENSED PRODUCT.

The Annual Maintenance Fee will not reduce the amount of any other payment provided for in this ARTICLE IV; and

(d)	A running royalty for NET SALES calculated as follows:

(1)       Three percent (3%) of NET SALES up to and including $100,000,000 of NET SALES annually, whether made by LICENSEE, an AFFILIATE, or a sublicensee; and

(2)       Four percent (4%) of NET SALES in excess of $100,000,000 annually, whether made by LICENSEE, an AFFILIATE, or a sublicensee; and

(e)	After the first SALE, minimum annual royalties (“Minimum Annual Royalties”) due and payable, without invoice, within thirty (30) calendar days of the first and subsequent anniversaries of the EFFECTIVE DATE which follows the first SALE and in the amount of:

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(1)       $200,000 Minimum Annual Royalties due within thirty (30) calendar days of the first anniversary of the EFFECTIVE DATE following the first SALE of a LICENSED PRODUCT;

(2)       $400,000 Minimum Annual Royalties due within thirty (30) calendar days of the second anniversary of the EFFECTIVE DATE following the first SALE of a LICENSED PRODUCT; and

(3)       $600,000 Minimum Annual Royalties due within thirty (30) calendar days of the third anniversary of the EFFECTIVE DATE following the first SALE of a LICENSED PRODUCT, and every such anniversary occurring thereafter.

The running royalty shall be creditable against the Minimum Annual Royalty as follows: no Minimum Annual royalty payment shall be due for a particular year if the running royalties due and paid for the one year period preceding said applicable anniversary of the EFFECTIVE DATE exceeds the applicable amount. However, if the Minimum Annual Royalty due for a particular year exceeds the running royalties due and paid for the one year period preceding said applicable anniversary of the EFFECTIVE DATE (such additional amount being the “Incremental Amount”), LICENSEE will pay the Incremental Amount by the due date of the Minimum Annual Royalty.

(f)	The following one-time milestone payments, regardless of whether the milestone is achieved by LICENSEE, a sublicense or AFFILIATE:

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(1)       Commencement of a PHASE II STUDY for a LICENSED PRODUCT: $100,000;

(2)       Commencement of a PHASE III STUDY for a LICENSED PRODUCT: $250,000;

(3)       Filing a NEW DRUG APPLICATION for a LICENSED PRODUCT: $400,000; and

(4)       Receipt of MARKET APPROVAL of a LICENSED PRODUCT: $500,000.

Each of the foregoing milestone payments shall be made by LICENSEE to UTMDACC (without invoice) within thirty (30) calendar days of achieving the milestone event and shall not reduce the amount of any other payment provided for in this ARTICLE IV. For purposes of this Section 4.1(f), “commencement” of a PHASE II or PHASE II STUDY shall be deemed to occur upon the administration of a LICENSED PRODUCT or placebo to the first patient enrolled in the PHASE II STUDY or PHASE III STUDY; and

(g)	a SUBLICENSE FEE of twenty-five percent (25%) of all consideration, other than research and development money and royalties, received by LICENSEE from any sublicensee pursuant to Sections 3.3 and 3.4 hereinabove, including but not limited to, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, bonus and milestone payments and equity securities; provided, however, that such SUBLICENSE FEE shall be reduced to 10% after commencement of a PHASE II STUDY for a LICENSED PRODUCT.

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4.2	Unless otherwise provided, all such payments are payable within thirty (30) calendar days after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, at which time LICENSEE will also deliver to UTMDACC a true and accurate report, giving such particulars of the business conducted by LICENSEE, its AFFILIATES and its sublicensees, if any exist, during the preceding three (3) calendar months under this AGREEMENT as necessary for UTMDACC to account for LICENSEE’s payments hereunder. This report will include pertinent data, including, but not limited to:

(a)	the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by LICENSEE since the previous report; and

(b)	a list of LICENSED PRODUCTS produced for the three (3) preceding calendar months categorized by the technology it relates to under PATENT RIGHTS, including an indication as to whether the product is covered by the technologies listed on Exhibit I, Exhibit II, or both; and

(c)	the total quantities of LICENSED PRODUCTS produced by the categories listed in Section 4.2(b); and

(d)	the total SALES by the categories listed in Section 4.2(b); and

(e)	the calculation of NET SALES by the categories listed in Section 4.2(b); and

(f)	the royalties so computed and due UTMDACC by the categories listed in Section 4.2(b) and/or minimum royalties; and

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(g)	all consideration received from each sublicensee or assignee and payments due UTMDACC; and

(h)	all other amounts due UTMDACC herein.

Simultaneously with the delivery of each such report, LICENSEE shall pay UTMDACC the amount due, if any, for the period of such report. LICENSEE shall deliver such reports even is no payments are due.

4.3	During the term of this AGREEMENT and for one (1) year thereafter, LICENSEE agrees to keep complete and accurate records of its, its AFFILIATES’ and its sublicensees’ SALES and NET SALES in sufficient detail to enable the royalties and other payments due hereunder to be determined. LICENSEE agrees to permit UTMDACC or its representatives, at UTMDACC’s expense, to periodically examine LICENSEE’s books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. If any amounts due UTMDACC are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then LICENSEE will pay the cost of the examination plus accrued interest at the highest allowable rate.

4.4	Within thirty (30) calendar days following each anniversary of the EFFECTIVE DATE, LICENSEE will deliver to UTMDACC a written progress report as to LICENSEE’s (and any sublicensee’s) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and LICENSEE’s (and sublicensees’) commercialization plans for the upcoming year.

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4.5	All amounts payable hereunder by LICENSEE will be paid in United States dollars without deductions for taxes, assessments, fees, or charges of any kind. Checks are to be made payable to The University of Texas M. D. Anderson Cancer Center and sent by United States mail to Box 4390, Houston, Texas 77210, Attention: Grants and Contracts. Payments made by wire transfer shall be sent to:

JPMorgan Chase Bank, N.A.

910 Travis

Houston, Texas 77002

SWIFT: CHASUS33 (for international wires only)

ABA ROUTING NO:

ACCOUNT NAME: Univ. of Texas M. D. Anderson Cancer Center

ACCOUNT NO.:

REFERENCE: include title and EFFECTIVE DATE of AGREEMENT and type of payment (e.g., license documentation fee, milestone payment, royalty [including applicable patent/application identified by MDA reference number and patent number or application serial number], or maintenance fee, etc.).

4.6	No payments due or royalty rates owed under this AGREEMENT will be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by BOARD and another party, including, but not limited to, LICENSEE.

4.7	In addition to the other consideration listed above, in consideration of the grant of rights to the technologies listed in Exhibit I, LICENSEE shall cause BOARD (or UTMDACC’s designees), on behalf of UTMDACC, to receive 500,000 shares of Common Stock of LICENSEE, par value $ 0.0001 per share (the “COMMON STOCK”), representing two and one-half percent (2.5%) of the COMMON STOCK of LICENSEE on a fully-diluted basis after issuance of such shares, taking into account any shares reserved for issuance under a proposed or outstanding stock option plan, as of the EFFECTIVE DATE. Such shares shall be caused to be delivered by LICENSEE to BOARD promptly following execution of this AGREEMENT by all parties, and in any event, not later than one hundred twenty (120) calendar days after the EFFECTIVE DATE. Additionally, COMMON STOCK shall be registered in the name of BOARD on the books of LICENSEE at the time of receipt or 6 months thereafter. In the event of the sale of all or substantially all of LICENSEE’s assets to a third party, this AGREEMENT may be assigned in accordance with Section 12.1, subject to the transfer to BOARD (or UTMDACC’s designees), on behalf of UTMDACC, of an additional 500,000 shares of COMMON STOCK.

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4.8	In the event that this AGREEMENT is terminated pursuant to Sections 13.2 or 13.3 prior to its expiration date, or in the event LICENSEE shall terminate this AGREEMENT prior to its expiration date for any reason other than a material breach of this AGREEMENT by BOARD and/or UTMDACC, LICENSEE shall pay UTMDACC a Termination Fee in the amount of $50,000.

V.       SPONSORED RESEARCH

5.1	If LICENSEE desires to sponsor research for or related to the LICENSED SUBJECT MATTER, and particularly where LICENSEE receives payments for sponsored research pursuant to a sublicense under this AGREEMENT, LICENSEE (a) will notify UTMDACC in writing of all opportunities to conduct this sponsored research (including clinical trials, if applicable), (b) will solicit research and/or clinical proposals from UTMDACC for this purpose, and (c) will give good faith consideration to funding the proposals at UTMDACC.

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VI.       PATENTS AND INVENTIONS

6.1	If after consultation with LICENSEE both parties agree that a new patent application should be filed for LICENSED SUBJECT MATTER, UTMDACC will prepare and file appropriate patent applications, and LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same. If LICENSEE notifies UTMDACC that it does not intend to pay the cost of an application, or if LICENSEE does not respond or make an effort to agree with UTMDACC on the disposition of rights of the subject invention, then UTMDACC may file such application at its own expense and LICENSEE’s rights to such invention under this AGREEMENT shall terminate in their entirety. UTMDACC will provide LICENSEE with a copy of the application for which LICENSEE has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof. The parties agree that they share a common legal interest to get valid enforceable patents and that LICENSEE will keep all privileged information received pursuant to this Section confidential.

VII.       INFRINGEMENT BY THIRD PARTIES

7.1	LICENSEE, at its expense, must enforce any patent exclusively licensed hereunder against infringement by third parties and is entitled to retain recovery from such enforcement. After reimbursement of LICENSEE’s reasonable legal costs and expenses related to such recovery, LICENSEE agrees to pay UTMDACC either: (a) the royalty detailed in Section 4.1(d) for any monetary recovery that is for sales of LICENSED PRODUCTS lost due to the infringement and fifty percent (50%) of related punitive damages; or (b) fifty percent (50%) of reasonable royalties awarded and related punitive damages in any monetary recovery in which the award is for reasonable royalties. LICENSEE must notify UTMDACC in writing of any potential infringement within thirty (30) calendar days of knowledge thereof. If LICENSEE does not file suit against a substantial infringer within six (6) months of knowledge thereof, then BOARD or UTMDACC may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and LICENSEE, with UTMDACC retaining all recoveries from such enforcement, and/or reduce the license granted hereunder to non-exclusive.

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7.2	In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

VIII.       PATENT MARKING

8.1	LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), documentation therefor, and, when possible, actual LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATES, and/or sublicensees of LICENSEE will be permanently and legibly marked with the number of any applicable patent(s) licensed hereunder in accordance with each country’s patent laws, including Title 35, United States Code, to the extent such marking is necessary or required to fully preserve PATENT RIGHTS in each such country.

IX.       INDEMNIFICATION AND INSURANCE

9.1	LICENSEE agrees to hold harmless and indemnify BOARD, SYSTEM, UTMDACC, their Regents, officers, employees, students and agents from and against any claims, demands, or causes of action whatsoever, costs of suit and reasonable attorney’s fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights granted hereunder by LICENSEE, its officers, its AFFILIATES or their officers, employees, agents or representatives.

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9.2	In no event shall BOARD, SYSTEM or UTMDACC be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of, or in connection with, this AGREEMENT or its subject matter, regardless of whether BOARD, SYSTEM or UTMDACC knows or should know of the possibility of such damages.

9.3	Beginning at the time when any LICENSED SUBJECT MATTER is being distributed or sold (including for the purpose of obtaining regulatory approvals) by LICENSEE, an AFFILIATE, or by a sublicensee, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate, and LICENSEE shall use reasonable efforts to have the BOARD, SYSTEM, UTMDACC, their Regents, officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this AGREEMENT; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this AGREEMENT.

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9.4	LICENSEE shall provide UTMDACC with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, LICENSEE shall provide UTMDACC with written notice of at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

9.5	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any LICENSED SUBJECT MATTER developed pursuant to this AGREEMENT is being commercially distributed or sold by LICENSEE, an AFFILIATE or by a sublicensee or agent of LICENSEE; and (ii) the five (5) year period immediately after such period.

X.       USE OF BOARD AND UTMDACC’S NAME

10.1	LICENSEE will not use the name of (or the name of any employee of) UTMDACC, SYSTEM or BOARD in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance express written consent of BOARD secured through:

The University of Texas

M. D. Anderson Cancer Center

Legal Services, Unit 0537

P.O. Box 301439

Houston, TX 77230-1439

ATTENTION: Lori D. Stiffler

Email: ldstiffl@mdanderson.org

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Notwithstanding the above, LICENSEE may use the name of (or name of employee of) UTMDACC, SYSTEM or BOARD in routine business correspondence, or as needed in appropriate regulatory submissions without express written consent.

XI.       CONFIDENTIAL INFORMATION AND PUBLICATION

11.1	UTMDACC and LICENSEE each agree that all information contained in documents marked “confidential” and forwarded to one by the other (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this AGREEMENT, and (iii) will not be disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure; or

(b)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or

(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)	was already known by the recipient party at the time of disclosure; or

(e)	was independently developed by the recipient party without use of the disclosing party’s confidential information; or

(f)	is required by law or regulation to be disclosed.

11.2	Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party’s confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of three (3) years thereafter.

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11.3	UTMDACC reserves the right to publish the general scientific findings from research related to LICENSED SUBJECT MATTER, with due regard to the protection of LICENSEE’s confidential information. UTMDACC will submit the manuscript of any proposed publication to LICENSEE at least thirty (30) calendar clays before publication, and LICENSEE shall have the right to review and comment upon the publication in order to protect LICENSEE’s confidential information. Upon LICENSEE’s request, publication may be delayed up to sixty (60) additional calendar days to enable LICENSEE to secure adequate intellectual property protection of LICENSEE’s confidential information that would otherwise be affected by the publication.

XII.       ASSIGNMENT

12.1	Except in connection with the sale of all of LICENSEE’s assets to a third party, this AGREEMENT may not be assigned by LICENSEE without the prior written consent of UTMDACC, which will not be unreasonably withheld. As a condition precedent to any assignment, LICENSEE shall first transfer UTMDACC all equity consideration in accordance with Section 4.7.

XIII.       TERM AND TERMINATION

13.1	Subject to Sections 13.3 and 13.4 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE to the full end of the term or terms for which PATENT RIGHTS have not expired, or if only TECHNOLOGY RIGHTS are licensed and no PATENT RIGHTS are applicable, for a term of fifteen (15) years.

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13.2	BOARD or UTMDACC have the right to terminate this license if LICENSEE or its sublicensee(s) fail to achieve any of the following:

(a)	within one (1) year of the EFFECTIVE DATE, initiate a preclinical toxicology program for a LICENSED PRODUCT. As used in this Section 13.2(a), a preclinical toxicology program means an in vivo study designed and conducted to determine toxicity, metabolism, absorption, elimination and other pharmacological action and to support an INVESTIGATIONAL NEW DRUG APPLICATION and/or a NEW DRUG APPLICATION;

(b)	within three (3) years of the EFFECTIVE DATE, file an INVESTIGATIONAL NEW DRUG APPLICATION with the FDA for a PHASE I STUDY for a LICENSED PRODUCT; and

(c)	within five (5) years of the EFFECTIVE DATE, commence a PHASE I STUDY for a LICENSED PRODUCT. As used in this Section 13.2(c), a PHASE I STUDY shall be deemed to commence upon the administration of a LICENSED PRODUCT or placebo to the first patient enrolled in the PHASE I STUDY.

13.3	Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

(a)	automatically, if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

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(b)	upon thirty (30) calendar days written notice from UTMDACC, if LICENSEE breaches or defaults on the payment or report obligations of ARTICLE IV, or use of name obligations of ARTICLE X, unless, before the end of the such thirty (30)-calendar day notice period, LICENSEE has cured the default or breach to UTMDACC’s satisfaction, and so notifies UTMDACC, stating the manner of the cure; or

(c)	upon ninety (90) calendar days written notice from UTMDACC if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the such ninety (90) calendar-day notice period, LICENSEE has cured the default or breach to UTMDACC’s satisfaction and so notifies UTMDACC, stating the manner of the cure; or

(d)	at any time by mutual written agreement between LICENSEE and UTMDACC upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination; or

(e)	if Section 13.2 or 15.9 is invoked; or

(f)	if LICENSEE has defaulted or been late on its payment obligations pursuant to the terms of this AGREEMENT on any two (2) occasions in a twelve (12) month period.

13.4	Upon termination of this AGREEMENT:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination; and

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(b)	LICENSEE covenants and agrees to be bound by the provisions of ARTICLES IX (Indemnification and Insurance), X (Use of Board and UTMDACC’s Name) and XI (Confidential Information and Publication) of this AGREEMENT; and

(c)	LICENSEE may, for a period of one year after the effective date of the termination, sell all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination, if LICENSEE pays the earned royalty thereon and any other amounts due pursuant to ARTICLE IV of this AGREEMENT; and

(d)	Subject to Section 13.4(c), LICENSEE agrees to cease and desist any use and all SALE of the LICENSED SUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT; and

(e)	LICENSEE grants to BOARD and UTMDACC a nonexclusive royalty bearing license with the right to sublicense others with respect to improvements made by LICENSEE (including improvements licensed by LICENSEE from third parties) in the LICENSED SUBJECT MATTER. LICENSEE and UTMDACC agree to negotiate in good faith the royalty rate for the nonexclusive license. BOARD’s and UTMDACC’s right to sublicense others hereunder is solely for the purpose of permitting others to develop and commercialize the entire technology package.

XIV.       WARRANTY: SUPERIOR-RIGHTS

14.1	LICENSEE understands that one of the inventors listed on Exhibit II, Theodore Lampidis, was an employee of University of Miami. LICENSEE further understands that, to the extent Theodore Lampidis is an inventor on the claims of any patent applications or patents relating to the technologies listed on Exhibit II, that University of Miami and/or Theodore Lampidis may claim an ownership interest in said patent applications and/or patents.

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14.2	Except for the rights, if any, of the Government of the United States of America as set forth below, BOARD represents its belief, with respect to the technologies listed on Exhibit I, that: (a) it is the owner of the entire right, title, and interest in and to the LICENSED SUBJECT MATTER, (b) it has the right to grant licenses thereunder, and (c) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein. BOARD makes no representation or warranty regarding the rights, if any, of the University of Miami and/or Theodore Lampidis in and to the technologies set forth in Exhibit II. BOARD does not represent or warrant that LICENSEE shall have the exclusive rights to practice the LICENSED SUBJECT MATTER with respect to the technologies listed on Exhibit II as a result of the license granted herein.

14.3	LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America (“Government”) and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government’s rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail. LICENSEE agrees that LICENSED PRODUCTS used or SOLD in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the GOVERNMENT. LICENSEE will promptly advise UTMDACC if such a written waiver is requested and/or obtained.

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14.4	LICENSEE understands and agrees that BOARD and UTMDACC, by this AGREEMENT, make no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. BOARD and UTMDACC, by this AGREEMENT, also make no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by BOARD or UTMDACC in the LICENSED FIELD, nor do BOARD and UTMDACC make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD. BOARD and UTMDACC, by this AGREEMENT, also make no representation, with respect to the technologies listed on Exhibit II, as to whether or not the University of Miami and/or Theodore Lampidis has a joint ownership interest in any patent, patent application or technology covered by the PATENT RIGHTS and TECHNOLOGY RIGHTS.

14.5	LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in any way by BOARD, SYSTEM, UTMDACC or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) LICENSEE is entering into this AGREEMENT voluntarily; (b) LICENSEE has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT, including, but not limited to, the interest of University of Miami and/or Theodore Lampidis in the technologies listed in Exhibit II, if any; and (c) LICENSEE has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

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XV.       GENERAL

15.1	This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

15.2	Any notice required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of UTMDACC to:

The University of Texas M. D. Anderson Cancer Center

Office of Technology Commercialization

7515 S. Main, Suite 490, Unit 0510

Houston, Texas 77030

ATTENTION: Christopher C. Capelli, M.D.

or in the case of LICENSEE to:

Intertech Bio Corporation

3910 Cypress Creek Parkway

Suite 100

Houston, TX 77068

ATTENTION: Donald Picker, Chief Executive Officer

or other addresses as may be given from time to time under the terms of this notice provision.

15.3	LICENSEE must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT. LICENSEE acknowledges that the LICENSED SUBJECT MATTER is subject to U. S. export control jurisdiction. LICENSEE agrees to comply with all applicable international and national laws that apply to the LICENSED SUBJECT MATTER, including U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States.

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15.4	This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE consents to the jurisdiction and venue of such courts and hereby explicitly waives the rights to any other venue to which it might be entitled by cause of action, domicile or otherwise. Nothing in this AGREEMENT shall be deemed as a waiver by BOARD, SYSTEM or UTMDACC of its sovereign immunity.

15.5	Any dispute or controversy arising out of or relating to this AGREEMENT, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Houston, Harris County, Texas, in accordance with the applicable, then-current procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of the LICENSED SUBJECT MATTER. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Section 15.5 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

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15.6	Failure of BOARD or UTMDACC to enforce a right under this AGREEMENT will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

15.7	Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

15.8	If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

15.9	In the event that LICENSEE brings an action before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of or BOARD’s ownership of any patent included in the PATENT RIGHTS, then UTMDACC may immediately terminate this AGREEMENT upon written notice to LICENSEE. Additionally, LICENSEE will provide written notice to UTMDACC at least three (3) months prior to seeking to invalidate or challenge any patent under the PATENT RIGHTS. LICENSEE will include with such written notice an identification of all prior art it believes invalidates any claim of a patent under the PATENT RIGHTS and will promptly update such disclosure as LICENSEE becomes aware of additional prior art. Any dispute regarding the validity, enforceability or ownership of any patent included in the PATENT RIGHTS shall be litigated in the courts located in Houston, Texas, and LICENSEE agrees not to challenge personal jurisdiction in that forum. To the extent that LICENSEE unsuccessfully challenges the validity or enforceability of any patent included in the PATENT RIGHTS, LICENSEE agrees to reimburse UTMDACC and BOARD for all costs and fees (including attorney’s fees) paid by UTMDACC and BOARD in defending against such challenge. LICENSEE understands and agrees that, in the event LICENSEE successfully challenges the validity or enforceability of any patent included in the PATENT RIGHTS, all payments or other consideration made or otherwise provided by LICENSEE to UTMDACC prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable. The obligations of this Section shall survive the expiration or termination of this AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE		INTERTECH BIO CORPORATION
UNIVERSITY OF TEXAS SYSTEM

By	/s/ Ronald DePinho	By	/s/ Donald Picker
	Ronald DePinho, M.D.	Printed Name:	Donald Picker
	President	Title:	CEO
The University of Texas
M. D. Anderson Cancer Center

Date:	3/4/12	Date:	1/18/2012

THE UNIVERSITY OF TEXAS
M. D. ANDERSON CANCER CENTER

By	/s/ Leon Leach
Leon Leach
Executive Vice President
The University of Texas
M. D. Anderson Cancer Center

Date:	4/2/12

Approved as to Content:

By	/s/ Christopher C. Capelli
Christopher C. Capelli, M.D.
Vice President, Technology Based Ventures
Office of Technology Commercialization
M. D. Anderson Cancer Center

Date:	1.24.12

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